Exhibit 99.1

PRESS RELEASE
For Immediate Release

WASTE SERVICES REPORTS FOURTH QUARTER RESULTS
BURLINGTON, Ontario, March 9, 2006/PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) today reported financial results for the three months ended December 31, 2005. Revenue for the quarter was $96.3 million, an increase of $3.1 million, or 3.3% over the same period last year. The increase in revenue was primarily driven by pricing increases of $5.6 million, of which $1.7 million related to fuel surcharges, increased volumes at our landfill sites of $1.2 million, and increased collection and transfer station volumes of $4.0 million. Offsetting these increases were decreases related to the expiration or assignment of certain residential contracts and divestitures of previously acquired operations totaling $9.3 million. The favorable effects of foreign exchange rate movements increased revenue by $1.6 million. EBITDA* was $15.4 million for the quarter ended December 31, 2005, compared to $12.0 million for the same period last year. Adjusted EBITDA* (as defined in our credit agreement) was $16.2 million for the quarter ended December 31, 2005. Net loss for the quarter ended December 31, 2005 was $12.1 million, or $0.12 per share, versus a loss of $13.1 million, or $0.14 per share, for the comparable period last year.
For the year ended December 31, 2005, revenue was $382.4 million, an increase of $71.6 million, or 23.1% over the comparable period last year. EBITDA was $54.0 million and adjusted EBITDA was $55.9 million for the year ended December 31, 2005. Net loss was $50.3 million for the year ended December 31, 2005, or $0.51 per share, compared to a net loss of $48.2 million, or $0.55 per share for the comparable period last year.
David Sutherland-Yoest, Chairman and Chief Executive Officer, stated “We continue to focus on improving the profitability of our collection operations and increasing disposal volumes at our three municipal solid waste landfills in the United States. For 2006, we expect to report adjusted EBITDA in the range of $70.0 million to $75.0 million. The year-over-year increase is expected to be primarily driven by significant improvements in the U.S. operations, as well as continued growth in our Canadian operations. For the first quarter, we expect the normal seasonal decline in our Canadian business, so adjusted EBITDA is expected to be lower in the first quarter versus the fourth quarter. These expectations do not include the impact of acquisitions or divestitures.”
On February 6, 2006, the company announced its intended acquisition of Liberty Waste and Sun Country Materials in the Tampa, Florida market. This business consists of a collection company, two transfer stations and a construction & demolition landfill, and will significantly strengthen the company’s presence in the Tampa market while allowing the company to vertically integrate its construction & demolition line of business. On February 24, 2006, the landfill received approval from an administrative judge for the state approved 17 million cubic yard expansion. The company has begun the preparation for the construction of the expansion, which it expects to be completed and operational by the fourth quarter of 2006. Initially, the company expects the acquisition to contribute approximately $4.0 million of annualized adjusted EBITDA (as defined in the company’s credit agreement). When the new airspace is constructed and the landfill is receiving waste at its expanded capacity, the company expects the acquisition to contribute $6.0 million to $7.0 million of annualized EBITDA, with upside in the future. In connection with the acquisition, the company intends to seek approval from its bank lenders as required under its senior credit facility. The acquisition is expected to close on March 31, 2006.

*Reconciliation of Non-GAAP Measures:
The following table reconciles the differences between net loss, as determined under US GAAP, and EBITDA, a non-GAAP financial measure (in thousands of US dollars) (unaudited):

	For The Three Months		For The Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Net loss	$(12,098)	$(13,086)	$(50,290)	$(48,154)
Cumulative effect of change in accounting principle	—	—	—	(225)
Income tax provision	3,554	2,554	12,136	7,587
Preferred stock dividends and amortization of issue costs	5,637	4,738	20,984	17,582
Change in fair value of warrants	—	—	—	(111)
Interest expense	6,923	6,575	28,196	30,838
Depreciation, depletion and amortization	11,406	11,211	42,954	34,204

EBITDA(1)	$15,422	$11,992	$53,980	$41,721

The following table reconciles the differences between EBITDA and Adjusted EBITDA, as defined in our credit agreement, for the three and twelve months ended December 31, 2005 (in thousands of US dollars) (unaudited):

	For the Three	For the
	Months Ended	Year Ended
	December 31,	December 31,
	2005	2005
EBITDA(1)	$15,422	$53,980
Adjustments to EBITDA (as defined per credit agreement):
Non-cash gains(2)	(947)	(3,009)
Other excludable expenses(3)	1,702	4,953

Adjusted EBITDA(1)	$16,177	$55,924

(1)	EBITDA and EBITDA as defined in our credit agreement (“Adjusted EBITDA”) are non-GAAP measures used by management to measure performance. We also believe that EBITDA and Adjusted EBITDA may be used by certain investors to analyze and compare our operating performance between accounting periods and against the operating results of other companies that have different financing and capital structures or tax rates and to measure our ability to service our debt. In addition, management uses EBITDA, among other things, as an internal performance measure. Our lenders also use Adjusted EBITDA to measure our ability to service and/or incur additional indebtedness under our credit facilities. However, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other financial statement data prepared in accordance with US GAAP or as a measure of our performance, profitability or liquidity. EBITDA and Adjusted EBITDA are not calculated under US GAAP and therefore are not necessarily comparable to similarly titled measures of other companies.

(2)	Non-cash charges primarily include stock-based compensation expense and gains and losses on foreign exchange and asset sales.

(3)	Other excludable expenses include professional fees for certain litigation, severance and other non-recurring costs.
We will host an investor and analyst conference call on Friday, March 10, 2006 at 8:30 a.m. (EDT) to discuss the results of today’s earnings announcement. If you wish to participate in this call, please phone 800-561-2601 (US and Canada) or 617-614-3518 (International) and enter passcode number 15864627. To hear a web cast of the call over the Internet, access the Home page of our website at http://www.wasteservicesinc.com. A post-view of the call will be available until Friday March 24, 2006 by phoning 888-286-8010 (US and Canada) or 617-801-6888 (International) and entering passcode number 84802118. The web cast will also be available on our website.
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Safe Harbor for Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements describe the company’s future plans, objectives and goals. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the plans, objectives and goals set forth in this press release. Factors which could materially affect such forward-looking statements can be found in the company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in the company’s Form 10-K for the year ended December 31, 2005. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.
The forward-looking statements made in this press release are only made as of the date hereof and Waste Services undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Waste Services, Inc. is a multi-regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s website is located at http://www.wasteservicesinc.com. Information on the company’s website does not form part of this press release.
For information contact:
Mark A. Pytosh
Executive Vice President and Chief Financial Officer
561-237-3420

WASTE SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of US dollars, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue	$96,326	$93,227	$382,446	$310,785

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	68,240	66,857	276,329	223,397
Selling, general and administrative expense (exclusive of depreciation, depletiond and amortization)	13,499	14,403	56,485	54,679
Settlement with sellers of Florida Recycling	—	—	(4,120)	(8,635)
Depreciation, depletion and amortization	11,406	11,211	42,954	34,204
Foreign exchange gain and other	(835)	(25)	(228)	(377)

Income from operations	4,016	781	11,026	7,517
Interest expense	6,923	6,575	28,196	30,838
Changes in fair value of warrants	—	—	—	(111)
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	5,637	4,738	20,984	17,582

Loss before income taxes	(8,544)	(10,532)	(38,154)	(40,792)
Income tax provision	3,554	2,554	12,136	7,587

Loss before cumulative effect of change in accounting principle	(12,098)	(13,086)	(50,290)	(48,379)
Cumulative effect of change in accounting principle, net of provision for income taxes of $132 for the year ended December 31, 2004	—	—	—	225

Net loss	$(12,098)	$(13,086)	$(50,290)	$(48,154)

Basic and diluted loss per share:
Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.12)	$(0.14)	$(0.51)	$(0.55)
Cumulative effect of change in accounting principle	—	—	—	—

Loss per share — basic and diluted	$(0.12)	$(0.14)	$(0.51)	$(0.55)

Weighted average common shares outstanding - basic and diluted	99,516	96,418	98,640	88,232

WASTE SERVICES, INC.
SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA
(In thousands of US dollars)
Balance Sheet Data:

	December 31,	December 31,
	2005	2004
Cash	$8,887	$8,507
Current assets	$69,582	$67,303
Total assets	$728,389	$720,583
Current liabilities	$68,217	$69,648
Debt:
Senior secured credit facilities:
Revolver	$—	$15,000
Term loan	123,250	99,250
Senior subordinated notes	160,000	160,000
Other notes	2,965	3,130

Total debt	$286,215	$277,380
Redeemable preferred stock	$84,971	$64,971
Shareholders’ equity	$264,491	$298,776
Cash Flow Data:

	Year Ended December 31,
	2005	2004
Cash flows from operating activities	$24,623	$24,697
Cash flows from investing activities	$(39,511)	$(198,208)
Cash flows from financing activities	$14,947	$160,683
Capital expenditures	$(33,573)	$(46,209)

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